Exhibit 10.1

MASTER INTERNAL TOTAL LOSS ABSORBING CAPACITY LOAN AGREEMENT

This MASTER INTERNAL TOTAL LOSS ABSORBING CAPACITY LOAN AGREEMENT (this “Agreement”) is dated as of December 12, 2018 and is by and between MUFG AMERICAS HOLDINGS CORPORATION (the “Borrower”), a Delaware corporation, having an address at 1251 Avenue of the Americas, New York, New York 10020, and MUFG BANK, LTD., a Japanese banking corporation, having an address at 7-1, Marunouchi 2-chome Chiyoda-ku, Tokyo 100-8388, Japan (the “Lender” or “Parent” and, together with Borrower, the “parties”).

WHEREAS, U.S. regulations under 12 C.F.R. Part 252 require the Borrower, the U.S. intermediate holding company for the MUFG group, to maintain specified amounts of total loss absorbing capacity (“TLAC”), including specified amounts of eligible internal debt securities;

WHEREAS, the Parent desires to lend to Borrower, and Borrower desires to borrow from the Parent, under loans that qualify as eligible internal debt securities within the meaning provided under 12 C.F.R. § 252.161;

WHEREAS, in furtherance of the foregoing, the Borrower proposes to borrow from the Parent, and the Parent proposes to lend to the Borrower, amounts to be determined from time to time;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby confirmed and acknowledged, the Borrower and the Lender hereby agree as follows:

Section 1.	Definitions and Interpretation.

As used herein, the following terms shall have the meanings set forth below:

“Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person.

“Agreement Date” shall mean the date first set above, such date being the date on which this Agreement was executed and delivered by the parties hereto.

“Anti-Corruption Laws” mean all laws, rules and regulations of any jurisdiction concerning or relating to bribery or corruption, including, but not limited to, the Foreign Corrupt Practices Act of 1977 (15 U.S.C. § 78dd-1, et seq.).
“Anti-Money Laundering Laws” means Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“US Patriot Act”), the Money Laundering Control Act of 1986, the Bank Secrecy Act, and the rules and regulations promulgated thereunder, and corresponding laws of the jurisdictions in which the Borrower or any of its Subsidiaries operates or in which the proceeds of any Term Loan will be used.

“Anti-Terrorism Laws” shall mean any United States or other laws relating to economic or trade sanctions, terrorism or money laundering, including the U.S. Executive Order No. 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten To Commit, or Support Terrorism, the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) and the Applicable Laws administered by Office of Foreign Assets Control of the United States Department of the Treasury, the Trading with the Enemy Act (12 U.S.C. §95), and the International Emergency Economic Powers Act (50 U.S.C. §1701-1707), and including laws, regulations, executive orders or sanctions relating to restrictive measures against the Republic of Iran.

“Applicable Law” shall mean anything in Section 16 to the contrary notwithstanding, (i) all applicable common law and principles of equity and (ii) all applicable provisions of all (A) constitutions, statutes, rules, regulations and orders of governmental bodies, (B) Governmental Approvals and (C) orders, decisions, judgments and decrees of all courts (whether at law or in equity or admiralty) and arbitrators.

“Automatic Conversion” means, upon the issuance of an Conversion Order, the irrevocable and automatic release of the Borrower’s obligations under the then outstanding Term Loans and this Agreement with respect to the Converted Amount in respect of such Conversion Order in consideration of the Borrower’s obligations to issue Conversion Shares pursuant to Section 6(e) and 6(f), all in accordance with the terms of this Agreement.

“Business Day” shall mean any day except a day which is a Saturday or a Sunday or on which commercial banks are not required or authorized to remain open for the regular transaction of commercial business in the City of New York, United States, City of London, England, or City of Tokyo, Japan.

“Common Stock” means common stock of the Borrower, par value $1.00.

“Conversion Order” means an internal debt conversion order in respect of the Borrower issued by the FRB pursuant to and in compliance with 12 C.F.R. 252.163.

“Conversion Price” shall, with respect to a Term Loan, have the meaning provided for in the applicable Term Loan Note.

“Conversion Rate” shall, with respect to a Term Loan, have the meaning provided for in the applicable Term Loan Note.

“Conversion Shares” means Common Stock to be issued to the Lender following an Automatic Conversion.

“Converted Amount” means, with respect to a Term Loan, (i) if the Conversion Order specifies an amount of Total Internal TLAC to be converted, the product of the principal amount of the Term Loan and the lesser of (x) the quotient of the amount specified in the Conversion Order divided by Total Internal TLAC and (y) one (1); (ii) if the Conversion Order specifies a percentage reduction of Total Internal TLAC, the product of that percentage and the outstanding principal amount of the Term Loan or (iii) otherwise, an amount of Total Internal TLAC equal to that required to achieve the requirements specified in the Conversion Order as determined by the Borrower in good faith.

“Credit Agreement Related Claim” shall mean any claim (whether sounding in tort, contract or otherwise) in any way related to, arising out of, or connected with, this Agreement, any Term Loan Note or the relationship established hereunder or thereunder, whether such claim arises or is asserted before or after the Agreement Date or before or after the relevant Term Loan Maturity Date.

“Default” shall mean any condition or event that constitutes an Event of Default or that with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Disbursement Date” shall, with respect to a Term Loan, have the meaning provided for in the applicable Term Loan Note.

“Dollars” and the sign “$” shall each refer to the lawful currency of the United States of America.

“Environmental Laws” shall mean as of any date the Comprehensive Environmental Response Compensation and Liability Act, the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Federal Water Pollution Act, the Toxic Substances Control Act, and the Occupational Safety and Health Act, as such laws have been amended or supplemented, and any Federal, state, or local statute, ordinance, rule or regulation in effect.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Event of Default” shall mean the occurrence of one or more of the following events:

(a) The Borrower consents to the appointment of a receiver or other similar official (other than a conservator) in any liquidation, insolvency or similar proceeding with respect to the Borrower or all or substantially all of its property.

(b) A court or governmental agency or authority enters a decree or order for, the appointment of a receiver or other similar official (other than a conservator) in any liquidation, insolvency or similar proceeding with respect to the Borrower or all or substantially all of its property and such decree, appointment or order, as the case may be, remains unstayed and in effect for a period of 90 consecutive days.

“FRB” means the Board of Governors of the Federal Reserve System.

“Governmental Approval” shall mean any authorization, consent, approval, license or exemption of, registration or filing with, or report or notice to, a governmental unit.

“Indebtedness” of any Person shall mean (i) all obligations of such Person for borrowed money or for the deferred purchase price of property or services, (ii) any obligation of another Person which is guaranteed by such Person or, with respect to which, such Person is liable, contingently or otherwise, (iii) the rental obligations of such Person under any leases which would not be classified as “operating leases” in accordance with generally accepted accounting principles commonly used in the United States of America, (iv) all obligations of such Person to purchase securities or other property that arise out of or in connection with the sale of the same or substantially similar securities or property, (v) all non‑contingent obligations of such Person to reimburse any other Person in respect of amounts paid under a letter of credit or similar instrument to the extent that such reimbursement obligations remain outstanding after they become non‑contingent, (vi) all obligations of such Person with respect to interest rate and currency swaps and similar obligations obligating such Person to make payments, whether periodically or upon the happening of a contingency, and (vii) any of the foregoing obligations secured by a Lien on any asset of such Person.

“Interest Payment Date” shall mean, with respect to a Term Loan, each date, as identified in the Term Loan Note for such Term Loan, on which interest shall be due and payable for any given Interest Period, and such shall occur on the final day of an Interest Period.

“Interest Period” shall mean, with respect to a Term Loan, a period commencing (i) on a Term Loan’s Disbursement Date, and ending on such Term Loan’s first Interest Payment Date and (ii) in the case of each subsequent, successive Interest Period thereafter through the Term Loan Maturity Date, on the last day of the immediately preceding Interest Period, and ending on the immediately succeeding Interest Payment Date; provided that, the last Interest Period hereunder shall end on such Term Loan’s Term Loan Maturity Date. Unless otherwise specified in this Agreement, whenever any Interest Period ends on a day that is not a Business Day, the last day of such Interest Period shall be the immediately succeeding Business Day; provided that, if such immediately succeeding Business Day shall fall in the next calendar month, then the last day of such Interest Period shall be the immediately preceding Business Day.

“Interest Rate” shall, with respect to a Term Loan, have the meaning provided for in the applicable Term Loan Note.

“Lien” shall mean with respect to any property or asset (or any income or profits derived therefrom) of any Person, any mortgage, lien, pledge, attachment, levy, charge or other security interest or encumbrance of any kind upon or in respect of such property or asset (or upon or in respect of any income or profits therefrom), in each case, whether the same is consensual or nonconsensual or arises by contract, operation of law, legal process or otherwise. For this purpose, a Person shall be deemed to own subject to a “Lien” any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capitalized lease or other title retention agreement relating to such property or asset.

“Lender’s Office” shall mean MUFG Bank, Ltd., 7-1, Marunouchi 2-chome Chiyoda-ku, Tokyo 100-8388, Japan.

“Materially Adverse Effect” shall mean, (i) with respect to any Person, any materially adverse effect on such Person's assets, liabilities, financial condition, results of operations or business prospects, (ii) with respect to any contract, agreement or other obligation (other than this Agreement or any Term Loan Note), any materially adverse effect, as to any party thereto, upon the binding nature thereof or the validity or enforceability thereof, and (iii) with respect to this Agreement and any Term Loan Note, any adverse effect, WHETHER OR NOT MATERIAL, on the binding nature, term, validity or enforceability hereof. For the avoidance of doubt, the definition of Materially Adverse Effect excludes any event described in clause (a) of the definition of Event of Default.

“Maximum Permissible Rate” shall mean, with respect to interest payable on any amount, the rate of interest on such amount that, if exceeded, could, under Applicable Law, result in (i) civil or criminal penalties being imposed on the Lender or (ii) the Lender's being unable to enforce payment of (or, if collected, retain) all or any part of such amount or the interest payable thereon.

“Person” shall mean any individual, sole proprietorship, corporation, partnership, trust, unincorporated association, mutual company, joint stock company, trade association or other business organization.

“Post-Default Rate” shall mean a rate of interest per annum equal to the greater of (i) the Prime Rate as in effect from time to time plus two percent (2%) and (ii) the Interest Rate applicable to a Term Loan as of any such date plus two percent (2%).

“Prime Rate” shall mean the rate of interest per annum designated by the Lender from time to time as its prime rate in the United States, with such rate to change as and when such designated rate changes. The Prime Rate is not intended to be the lowest or best rate of interest offered by the Lender at any given time to any class of borrowers. Any change in the Prime Rate shall result in an immediate corresponding change in any rate of interest based on the Prime Rate.

“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State.

“Sanctioned Country” shall mean, at any time, a country or territory which is the subject or target of any Sanctions.

“Sanctioned Person” shall mean, at any time, (i) any person listed in any Sanctions-related list of designated persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union or any EU member state, (ii) any person operating, organized or resident in a Sanctioned Country or (iii) any person controlled by any person described under clause (i) or (ii) above.

“Subsidiary” shall mean, with respect to any Person, any other Person (i) the securities of which having ordinary voting power to elect a majority of the board of directors (or other persons having similar functions) or (ii) the other ownership interests of which ordinarily constituting a majority voting interest, are at the time, directly or indirectly, owned or controlled by such first Person, or by one or more of its Subsidiaries, or by such first Person and one or more of its Subsidiaries; unless otherwise specified, “Subsidiary” means a Subsidiary of the Borrower.

“Tax” shall mean any Federal, State or foreign tax, assessment or other governmental charge or levy (including any withholding tax) upon a Person or upon its assets, revenues, income or profits.

“Term Loan” shall have the meaning provided for in Section 2.

“Term Loan Maturity Date” shall, with respect to a Term Loan, have the meaning provided for in the applicable Term Loan Note.

“Term Loan Note” shall mean, with respect to a Term Loan, the Term Loan Promissory Note in respect of such Term Loan provided for in Section 2 hereof and in the form attached hereto as Exhibit A, duly executed and delivered by the Borrower.

“Term Loan Notice” shall, with respect to a Term Loan, have the meaning provided for in Section 2.

“Total Internal TLAC” means all outstanding debt of the Borrower that qualifies as eligible internal debt securities as defined under the regulations adopted by the FRB at 12 C.F.R. § 252.161.

Section 2.	Terms of the Credit.

(a)Subject to the terms and conditions of this Agreement and in the relevant Term Loan Note, and in reliance upon the representations and warranties of the Borrower set forth in Section 10, the Lender may make term loans (each a “Term Loan”) to the Borrower from time to time.

(b)The Borrower may request Term Loans from the Lender hereunder by giving the Lender notice (each a “Term Loan Notice”) in writing (including by email or fax) three Business Days prior to the day on which the Borrower wishes to make the borrowing.

(c)If the Lender agrees to make the Term Loan, the Lender and the Borrower shall execute the relevant Term Loan Note. The Term Loan Note shall specify the following:

(i)	the disbursement date of the Term Loan (the “Disbursement Date”);

(ii)	the aggregate principal amount of the Term Loan;

(iii)	the date on which the Term Loan shall become due and payable (the “Term Loan Maturity Date”);

(iv)	the Interest Payment Dates, if any, on which interest is due and payable with respect to the Term Loan; and

(v)	the applicable interest rate (the “Interest Rate”).

(d)Upon execution of the relevant Term Loan Note, the Lender shall make the requested amount available to the Borrower by depositing the same in immediately available funds in the account designated by the Borrower on the Disbursement Date at a time mutually agreed between the Lender and the Borrower.

(e)In the event of any inconsistency between the provisions of any Term Loan Note and the provisions of this Agreement, the provisions of such Term Loan Note shall govern with respect to the Term Loan to which such Term Loan Note relates.

Section 3.	Interest.

(a)Rates of Interest. Unless an Event of Default is continuing, each Term Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the Interest Rate with respect to such Term Loan. If any part of a Term Loan or any other amount due and payable hereunder is not paid when due (whether at maturity, by reason of notice of prepayment or acceleration or otherwise), such unpaid amount shall bear, to the maximum extent permitted by Applicable Law, interest for each day during the period from the date such amount became so due until it shall be paid in full (whether before or after judgment) at a rate per annum equal to the applicable Post‑Default Rate. Interest shall be computed on the basis of a year of three hundred sixty (360) days and paid for the actual number of days elapsed. Interest for any period shall be calculated from and including the first (1st) day thereof to but excluding the last day thereof. Nothing contained in this Agreement or in any Term Loan Note shall require the Borrower at any time to pay interest at a rate exceeding the Maximum Permissible Rate.

(b)Payment. Accrued interest on a Term Loan shall be due and payable (i) on each Interest Payment Date for such Term Loan and (ii) when the outstanding balance of such Term Loan shall be due (whether at maturity, by reason of notice of prepayment or acceleration or otherwise). Interest at the Post-Default Rate shall be payable on demand.

Section 4.Repayment. The entire principal amount of a Term Loan outstanding shall mature and become due and payable, and shall be repaid by the Borrower, in a single installment on such Term Loan’s Term Loan Maturity Date.

Section 5.Prepayments Permitted. The Borrower may prepay a Term Loan in whole or in part, on the Interest Payment Date specified in the relevant Term Loan Note, provided that (i) the Borrower shall have given the Lender at least thirty (30) days prior written notice of such prepayment, which notice shall be irrevocable, and shall obligate the Borrower to make such prepayment on the date indicated in such notice; (ii) such prepayment will only be made in connection with a new loan to replace such prepaid amount and (iii) such prepayment would not result in the Borrower breaching its minimum requirements under 12 C.F.R. § 252.162, unless the Borrower has obtained the permission of the FRB for such prepayment. To the extent any permitted prepayments shall be made hereunder, such prepayments shall be applied (i) first, to any outstanding fees, costs or expenses, (ii) second, to any accrued but unpaid interest, and (iii) third, to principal payments coming due in the inverse order of maturity. The Borrower shall at the time of each prepayment pay all accrued interest on the principal amount being prepaid and the Lender's costs, expenses and losses incurred by reason of such prepayment, as provided in Section 8 of the Agreement. Notwithstanding (i), (ii) or (iii) the above, in the event the minimum requirements under 12 C.F.R. § 252.162 are decreased following the date of the Agreement or Note or there is a decrease in the Borrower’s risk weighted assets, Borrower may prepay any resulting excess indebtedness on any Interest Payment Date without penalty and upon Notice to Lender.

Section 6.	Conversion.

(a) The parties acknowledge that the FRB may issue a Conversion Order pursuant to 12 C.F.R. 252.163 that would result in the conversion of any then outstanding Term Loans, in whole or in part, to equity.

(b) If a Conversion Order is issued by the FRB with respect to the Borrower, then an Automatic Conversion with respect to each Term Loan shall occur immediately, subject to the terms of this Section 6 (such date, the “Conversion Date”).

(c) Effective upon, and following, the Conversion Date, the Lender shall have no right to receive payment of the principal of and interest (including any accrued and unpaid interest) on the Converted Amount, or to institute suit for the enforcement of any such payment.

(d) Effective upon, and following, the Conversion Date, the principal amount of each Term Loan shall be reduced by the Converted Amount. Any amount of accrued and unpaid interest on the Converted Amount shall be reduced to zero.

(e) The number of Conversion Shares to be issued to the Lender on the Conversion Date in respect of a Term Loan shall equal the lesser of:

(i)	the quotient of the Converted Amount with respect to such Term Loan divided by the Conversion Price, rounded down, if necessary, to the nearest whole number of Conversion Shares; and

(ii)	the product of (x) the quotient of the outstanding principal amount of such Term Loan divided by the amount of Total Internal TLAC and (y) the total number of authorized but unissued Common Stock available for issue free from preemptive or other preferential rights.

Fractions of Conversion Shares shall not be issued following an Automatic Conversion and no cash payment shall be made in lieu thereof.

(f) If the number of Conversion Shares issued by the Borrower to the Lender on the Conversion Date is determined pursuant to Section 6(e)(ii), the Borrower shall use its best efforts to have shareholders of the Borrower authorize the issuance of a number of additional shares of Common Stock (“Additional Conversion Shares”) equal to the difference between the number of Conversion Shares produced by the equation in Section 6(e)(i) and the number of Conversion Shares produced by the equation in Section 6(e)(ii) and shall issue such Additional Conversion Shares to the Lender as soon as reasonably practicable.

(g) Notwithstanding anything herein to the contrary, the Conversion Price may be adjusted by mutual agreement of the parties.

(h)    Solely for purposes of calculating the Converted Amount and the number of Conversion Shares pursuant to this Section 6, if any Term Loan is issued in a currency other than USD, amounts in respect of the Term Loan in such currency shall be determined by conversion into USD at the prevailing spot rate as of the date of the Conversion Order.

Section 7.	Payments by the Borrower.

(a)    Time, Place and Manner. All payments due to the Lender under this Agreement shall be made to Borrower’s Account, #001-1047566, with the Lender, or to such other Person as the Lender may designate, at the Lender’s Office or at such other address in the City of Tokyo as the Lender may designate. A payment shall not be deemed to have been made on any day unless such payment has been received at the required place of payment, in Dollars and in funds immediately available, no later than 2:00 p.m. (Tokyo time) on such day. The Borrower’s obligations to repay the Lender under this Agreement shall be deemed to have been performed upon the Lender’s withdrawal of the relevant amount from the Borrower’s Account with Lender.

(b)    No Reductions. All payments due to the Lender under this Agreement, and all other terms, conditions, covenants and agreements to be observed and performed by the Borrower hereunder, shall be made, observed or performed by the Borrower without any reduction or deduction whatsoever, including any reduction or deduction for any set‑off, recoupment, counterclaim (whether sounding in tort, contract or otherwise) or Tax, except for any withholding or deduction for Taxes required to be withheld or deduction under Applicable Law.

(c)    Taxes. If any Tax is required to be withheld or deducted from, or is otherwise payable by the Borrower in connection with, any payment due to the Lender under this Agreement, the Borrower (i) shall, if required, withhold or deduct the amount of such Tax from such payment and, in any case, pay such Tax to the appropriate taxing authority in accordance with Applicable Law and (ii) shall pay to the Lender (A) such additional amounts as may be necessary so that the net amount received by the Lender with respect to such payment, after withholding or deducting all Taxes required to be withheld or deducted, is equal to the full amount payable under this Agreement and (B) an amount equal to all Taxes payable by the Lender as a result of payments made by the Borrower (whether to a taxing authority or to the Lender) pursuant to this Section 7(c). The Lender shall provide to Borrower on or before Disbursement Date (and from time to time thereafter at the reasonable request of the Borrower) executed copies of IRS Form W-8ECI, and should the Lender choose to book the Term Loan at an office outside the United States, it shall provide to the Borrower written evidence, reasonably acceptable to the Borrower, that payments made by the Borrower in respect to the Term Loan shall not be subject to any of the foregoing Taxes.

(d)    Modification of Payment Dates. Unless otherwise specified in this Agreement, whenever any payment to the Lender under this Agreement shall be due (otherwise than by reason of acceleration) on a day that is not a Business Day, the date of payment thereof shall be the immediately succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension; provided, that, if such immediately succeeding Business Day shall fall in the next calendar month, then the date of payment thereof shall be the immediately preceding Business Day.

Section 8.	Funding Losses.

(a)    The Borrower shall pay to the Lender, upon request, such amounts as the Lender determines are necessary to compensate it for any loss, cost or expense whatsoever incurred by it as a result of (i) any payment of principal or interest due on a Term Loan on a date other than the respective Term Loan Maturity Date or Interest Payment Date(s), as the case may be (by reason of the occurrence of an Event of Default, the amendment of this Agreement or otherwise), (ii) any other payment in respect of a Term Loan not being made, for any reason, on the due date therefor (by reason of the occurrence of an Event of Default or otherwise), or (iii) a Term Loan for any reason not being accepted or not being made on the Disbursement Date whether by reason of failure of a condition set forth in Section 11 or otherwise. Without limiting the generality of the foregoing, but without duplication, other than in the event of an Automatic Conversion, the Lender may at its election demand compensation on account of any losses, costs or expenses of any kind arising out of any termination of, or any other circumstance relating to, any swap, swaption, cap, collar, option or other derivative product or other arrangement of any kind entered into by the Lender which is in any way connected or related to arranging, making available or maintaining the funding for any Term Loan, this Agreement or any Term Loan Note.

Section 9.Evidence of Indebtedness. Each Term Loan and the Borrower's obligation to repay such Term Loan with interest in accordance with the terms of this Agreement shall be evidenced by this Agreement, the records of the Lender and the respective Term Loan Note. Each Term Loan Note shall be prima facie evidence of the related Term Loan and all payments made in respect thereof.

Section 10.Representations and Warranties of the Borrower. In order to induce the Lender to enter into this Agreement and to make the Term Loans, the Borrower hereby represents and warrants the following to the Lender as of the Agreement Date:

(a)    The Borrower (i) has been duly organized and is validly existing as a national banking association in good standing under the laws of the United States of America, and (ii) has the requisite organization power and authority to execute and deliver this Agreement and each Term Loan Note, to perform its obligations hereunder and thereunder and to own its properties and conduct its business as currently owned and conducted.

(b)    The Borrower is not in violation of its by‑laws or article of association or in default in the performance or observance of any material obligation, agreement, covenant or condition contained in any material contract, indenture, mortgage, loan agreement or lease to which the Borrower is a party or by which it may be bound. The execution and delivery of this Agreement and each Term Loan Note and the incurrence of the obligations and the consummation of the transactions herein and therein contemplated will not conflict with, or constitute a breach of or default under, the article of association or by‑laws of the Borrower or any material contractual restriction, instrument, indenture, mortgage, agreement or lease to which the Borrower is a party or by which it may be bound, or any law, administrative rule or regulation or court decree.

(c)    This Agreement has been duly authorized, executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower enforceable in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency or other similar laws relating to or affecting generally the enforcement of creditors' rights or by general equitable principles.

(d)    Each Term Loan Note will be duly authorized for execution and delivery as contemplated by this Agreement and, when executed and delivered, will constitute a legal, valid and binding obligation of the Borrower enforceable in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency or other similar laws relating to or affecting generally the enforcement of creditors' rights or by general equitable principles.

(e)    No consent, approval, authorization, order, registration or qualification of or with any court, any regulatory authority or other governmental agency or body is required for the execution or delivery of this Agreement or any Term Loan Note by the Borrower or for the consummation of the other transactions contemplated by this Agreement or any Term Loan Note, other than as provided in Section 5 herein.

(f)    There are no legal or governmental proceedings pending to which the Borrower is a party or to which any property of the Borrower is subject, other than litigation which in each case will not have a Materially Adverse Effect on the Borrower, and, to the best of the Borrower's knowledge after due inquiry, no such proceedings are threatened or contemplated by governmental authorities or others.

(g)    The Borrower has filed or caused to be filed all Tax returns due on or before the Agreement Date which are required to be filed and has paid all Taxes shown to be due and payable on such returns or on any assessments made against them (other than those being contested in good faith) and, to the best of the Borrower's knowledge after due inquiry, no Tax Liens have been filed and no claims are being asserted with respect to such Taxes which are not reflected in the financial statements referred to in Section 12(g) hereof, which, if adversely determined, would, in the aggregate, have a Materially Adverse Effect on the value of the total enterprise represented by the Borrower.

(h)    No fact or circumstance, to the best of the Borrower's knowledge after due inquiry, either alone or in conjunction with all other such facts and circumstances, has had or might in the future have (so far as the Borrower can foresee) a Materially Adverse Effect on the Borrower, this Agreement or any Term Loan Notes.

(i)    The Borrower is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(j)    The Borrower is currently in compliance with all Applicable Laws (including, without limitation, Anti-Terrorism Laws, Anti-Corruption Laws, ERISA and Environmental Laws), the non-compliance with which would have a Materially Adverse Effect on the Borrower, this Agreement or any Term Loan Notes.

(k)    The Parent is the legal and beneficial owner of a majority interest, directly or indirectly, of each and every type and class (voting and nonvoting) of all outstanding shares and other equity interests (including all rights to acquire shares and other equity interests) of the Borrower.

(l)    Policies and procedures have been implemented and maintained by or on behalf of Borrower that are designed to achieve compliance by Borrower and its Subsidiaries, directors, officers, employees and agents with Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions, giving due regard to the nature of such Person’s business and activities, and each of Borrower, its Subsidiaries and their respective officers and employees and, to the knowledge of Borrower, its respective officers, employees, directors and agents acting in any capacity in connection with or directly benefitting from the credit facility established hereby, are in compliance with Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions, in each case in all material respects. None of the Borrower, any Subsidiary or any of their respective directors, officers or employees, or any agent of the Borrower or any Subsidiary acting on their behalf in connection with, or benefitting from, the loan facility established hereby, (i) is a Sanctioned Person, (ii) has any business affiliation or commercial dealings with, or investments in, any Sanctioned Country or Sanctioned Person, or (iii) is the subject of any action or investigation under any Anti-Terrorism Laws or Anti-Money Laundering Laws. No Term Loan, use of proceeds or other transaction contemplated by this Agreement, any Term Loan Note, or any other documents to be executed in connection with this Agreement will violate Anti-Corruption Laws, Anti-Money Laundering Laws or applicable Sanctions.

Section 11.	Conditions Precedent.

(a)The obligation of the Lender to enter into this Agreement is subject to receipt by the Lender, in form and substance satisfactory to the Lender, of the following, if requested:
(i)    duly executed originals of this Agreement;
(ii)    evidence of the Borrower's authority to borrow from the Lender;
(iii)    an officer's certificate as to the signature and incumbency of the officers of the Borrower executing this Agreement;
(iv)    certified copies of the Borrower's articles of association and by-laws, together with any amendments thereto;
(v)    certificate of good-standing of the Borrower; and
(vi)    an opinion of counsel to the Borrower, if requested by the Lender.
(b)    In addition, the obligation of the Lender to make any Term Loan on the corresponding Disbursement Date is subject to satisfaction of the following conditions:
(i)    each representation and warranty contained in Section 10 hereof shall be true and correct in all material respects at and as of the Disbursement Date;
(ii)    no Event of Default shall have occurred and be continuing under any of the agreements between the Lender and the Borrower or this Agreement as of the Disbursement Date; and
(iii)    there shall not have occurred any material adverse change in the business, assets, operations, prospects or condition, financial or otherwise, of the Borrower, and the Subsidiaries, taken as a whole.

Section 12.Additional Covenants of the Borrower. From the date hereof and until all amounts due hereunder are indefeasibly repaid in full:

(a)    Nothing contained in this Agreement shall prevent any consolidation or merger of the Borrower with any other corporation or successive consolidations or mergers in which the Borrower or its successor or successors shall be a party or parties, or shall prevent any sale, conveyance, transfer or lease of the property of the Borrower as an entirety or substantially as an entirety to any other corporation authorized to acquire and operate the same; provided, however (and the Borrower hereby covenants and agrees) that any such consolidation, merger, sale or conveyance shall be upon the condition that: (i) immediately after such consolidation, merger, sale or conveyance the corporation (whether the Borrower or such other corporation) formed by or surviving any such consolidation or merger, or the corporation to which such sale or conveyance shall have been made, shall not be in Default in the performance or observance of any of the terms, covenants and conditions of this Agreement or any Term Loan Note to be observed or performed by the Borrower; and (ii) the corporation formed by or surviving any such consolidation or merger (unless the Borrower), or the corporation to which such sale or conveyance shall have been made, shall be organized under the laws of the United States of America or any state thereof or the District of Columbia and shall expressly assume the due and punctual payment of the principal of and interest on, each Term Loan Note and the other obligations of the Borrower under this Agreement. In case of any such consolidation, merger, sale, conveyance, transfer or lease, and upon the assumption by the successor corporation of the due and punctual performance of all of the covenants in this Agreement and each Term Loan Note to be performed or observed by the Borrower, such successor corporation shall succeed to and be substituted for the Borrower with the same effect as if it had been named in this Agreement and each Term Loan Note as the Borrower and thereafter the predecessor corporation shall be relieved of all obligations and covenants in this Agreement and each Term Loan Note and may be liquidated and dissolved.
(b)    The Borrower shall submit to the Lender such information respecting the Borrower or any Subsidiary of the Borrower as the Lender may from time to time reasonably request.
(c)    The Borrower will: (i) obtain promptly at any time and from time to time and will maintain such licenses, consents, registrations and authorizations as may be required under Applicable Law to enable the Borrower to perform its obligations under this Agreement and each Term Loan Note and will promptly furnish the Lender with such evidence thereof as the Lender may request from time to time; (ii) preserve and maintain its national banking association existence, preserve and maintain in good repair, working order and condition all properties required for the conduct of its business and comply in all material respects with all Applicable Law (including Anti-Corruption Laws, Anti-Terrorism Laws, ERISA and Environmental Laws); and (iii) maintain insurance with responsible insurance companies against at least such risks and in at least such amounts as are customarily maintained by similar businesses, or as may be required by Applicable Law or reasonably requested by the Lender.
(d)    The Borrower agrees that each Term Loan, this Agreement and each Term Loan Note will at all times constitute the direct, binding and enforceable obligations of the Borrower.
(e)    Immediately upon becoming aware of the existence of any condition or event which constitutes a Default hereunder or which could have a Materially Adverse Effect on the Borrower, this Agreement or any Term Loan Note, the Borrower will provide written notice to the Lender specifying the nature and period of existence thereof and the action the Borrower is taking or proposes to take with respect thereto.
(f)    The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, use the proceeds of any Term Loan or otherwise make available such proceeds to any Person, (i) for the purpose of financing or facilitating any activities, business, or transactions of or with any Sanction Person or in any Sanctioned Country; (ii) in any other manner that would result in the Borrower or the Lender being in violation of any applicable Sanctions, Anti-Terrorism Laws or Anti-Money Laundering Laws; or (iii) in furtherance of an offer, payment or giving of money or anything else of value to any Person or any entity in violation of Anti-Corruption Laws.
(g)     (i)   the Borrower shall submit to the Lender, as soon as available, within one hundred twenty days (120) days following the close of each fiscal year of the Borrower, a copy of financial statements of the Borrower for such annual period as part of the Borrower’s SEC Form 10-K Annual Report.   (ii) The Borrower shall submit to the Lender such other information respecting the Borrower, or any Subsidiary of the Borrower as the Lender may from time to time reasonably request.
(h)    While any Term Loan remains outstanding hereunder, the Borrower shall at all times reserve and keep available for issuance, free from preemptive or other preferential rights, sufficient shares of Common Stock to enable an Automatic Conversion to be satisfied in full. The Conversion Shares issued following an Automatic Conversion shall be fully paid and non-assessable as a result of the principal amount of the applicable Term Loan being reduced by the Converted Amount and shall in all respects rank pari passu with the fully paid shares of Common Stock in issue on the Conversion Date, except in any such case for any right excluded by mandatory provisions of applicable law, and except that the Conversion Shares so issued shall not rank for (or, as the case may be, the relevant holder or holders of such Term Loan shall not be entitled to receive) any rights, distributions or payments, the entitlement to which falls prior to the Conversion Date.
Section 13.Event of Default. In the case of an Event of Default occurring and continuing, the Lender may declare all amounts of principal outstanding under each then outstanding Term Loan and Term Loan Note to be forthwith due and payable, together with accrued interest and any and all other amounts payable or owing hereunder, whereupon the same shall become forthwith due and payable, without further demand, presentment, notice of dishonor, protest, notice of protest or other notice whatsoever, all of which are expressly waived by the Borrower.
Section 14.Creditor’s Rights. The Borrower agrees that, with respect to any Term Loan, the Lender shall have the rights of a general unsecured creditor to enforce the Borrower's obligations to the fullest extent permitted by law, and shall have a superior right to shareholders to share in the assets of the Borrower in the event that the Borrower is dissolved or liquidated, provided that the Lender shall have no such rights with respect to the Converted Amount of any Term Loan or with respect to any Term Loan that has been converted in full.
Section 15.Illegality. If, after the date of this Agreement, the adoption of any Applicable Law, any change therein or any change in the interpretation or administration thereof by any government, governmental agency or authority, court, tribunal, central bank or other comparable body charged with the interpretation or administration thereof or compliance by the Lender with any interpretation, request, guideline or directive (whether or not having the force of law) of any such government, governmental agency or authority, court, tribunal, central bank or other comparable body shall make it unlawful or impossible for the Lender to maintain a Term Loan, then the Lender shall so notify the Borrower and such Term Loan shall become due and payable immediately upon the Borrower's receipt of such notice (or on such earlier date as may be required by such Applicable Law, interpretation, guideline, request or directive).

Section 16.Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to conflicts of law principles. The Borrower irrevocably agrees that any Credit Agreement Related Claim may be brought in any Federal or New York State Court located in the City of New York and, by the execution and delivery of this Agreement, the Borrower hereby irrevocably accepts and submits to the jurisdiction of each of the aforesaid courts in personam, generally and unconditionally, with respect to any such action or proceedings for itself and in respect of its property, assets and revenues. The Borrower hereby also irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding brought in any such court and any claim that any such action or proceeding brought in such court has been brought in an inconvenient forum. The Borrower further irrevocably consents to service of process out of said courts by mailing a copy thereof, by registered or certified mail, postage prepaid, to itself, and irrevocably waives, to the fullest extent permitted by law, all claim of error by reason of such service in any legal action or proceeding brought in accordance herewith. The Borrower irrevocably waives, in any legal action or proceeding in any jurisdiction (whether for an injunction, specific performance, damages or otherwise), any right or claim of immunity of any kind with respect to itself or its assets including, without limitation, from attachment or execution of judgment, and the Borrower irrevocably agrees that it and its assets are and shall be subject to any legal action or proceeding, attachment or execution in respect to its obligations under this Agreement and any Term Loan Note. The Borrower hereby irrevocably agrees that the Lender shall not be liable for, and the Borrower waives and agrees not to seek any special, indirect or consequential damages arising out of any claim related to this Agreement, any Term Loan Note or any advance. THE BORROWER AND THE LENDER EACH HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING TO WHICH THEY ARE BOTH PARTIES INVOLVING ANY CREDIT AGREEMENT RELATED CLAIM.

Section 17.	Miscellaneous.

(a)    The Borrower shall, on demand, pay or reimburse the Lender for all fees, costs and expenses (including fees and disbursements of legal counsel and other experts employed or retained by the Lender) incurred, and all payments made, and indemnify and hold the Lender harmless from and against all losses suffered, by the Lender in connection with, arising out of, or in any way related to (i) the negotiation, preparation, execution and delivery of (A) this Agreement and any Term Loan Note and (B) whether or not executed, any waiver, amendment or consent under or to this Agreement or any Term Loan Note, (ii) consulting with respect to any matter in any way arising out of, related to, or connected with, this Agreement or any Term Loan Note including (A) the protection, preservation, exercise or enforcement by the Lender of any of its rights under or related to this Agreement, or any Term Loan Note or (B) the performance by the Lender of any of its obligations under or related to this Agreement or any Term Loan Note, (iii) protecting, preserving, exercising or enforcing any of the rights of the Lender under or related to this Agreement or any Term Loan Note, (iv) any Credit Agreement Related Claim (whether asserted by the Lender or the Borrower or any other Person and whether asserted before or after the relevant Term Loan Maturity Date), and the prosecution or defense thereof, or (v) any governmental investigation arising out of, related to, or in any way connected with, this Agreement, any Term Loan Note or the relationship established hereunder, except that the foregoing indemnity shall not be applicable to (1) any such fees, costs or expenses incurred, payments made, or losses suffered in connection with a Conversion under Section 6 or (2) any loss suffered by the Lender to the extent such loss is determined by a judgment of a court referred to in the second sentence of Section 16 hereof that is binding on the Borrower and the Lender, final and not subject to review on appeal, to be the result of acts or omissions on the part of the Lender constituting (x) willful misconduct or (y) gross negligence.

(b)    Any notice or communication required to be delivered under this Agreement, or any agreement or instrument required to be delivered hereunder (the “Notices”) shall be in writing and shall be sent by registered or certified U.S. mail (postage prepaid and return receipt requested) by a reliable hand‑delivery or overnight courier service, by email (in a .pdf or similar file), or by telecopier, to be confirmed immediately by sending the original documentation by registered or certified U.S. mail or by a reliable hand‑delivery or overnight courier service or by email. Notwithstanding the foregoing sentence, Notices may be given by telephone if confirmed in writing within twenty‑four (24) hours by sending a written version thereof by a reliable hand‑delivery or overnight courier service. In the event of a discrepancy between any telephonic Notice and any written confirmation thereof, such written confirmation shall be deemed effective notice except to the extent that the Lender has acted in reliance on such telephonic Notice. All Notices shall be delivered or otherwise conveyed to the parties at their respective addresses and telephone and telecopier numbers as follows: (i) if to the Borrower, at MUFG Americas Holdings Corporation, 445 South Figueroa Street, 9th Floor, Los Angeles, California 94104, Attention: Mr. Michael Hutchinson, Telephone:(213)-236-5070, Email: michael.hutchinson@unionbank.com or Mr. Eric Judge, Telephone: (213) 236-5070, Email: eric.judge@unionbank.com and (ii) if to the Lender, at MUFG Bank, Ltd., at 7-1, Marunouchi 2-chome Chiyoda-ku, Tokyo 100-8388, Japan, Attention: Mr. Nobuhiko Adachi, Telephone: 81-3-3240-1470, Telecopier: 81-3-3240-3879, Email: nobuhiko_adachi@mufg.jp. Except as otherwise expressly set forth herein, all Notices shall be effective as against the Lender and the Borrower only upon the receipt thereof.

(c)    No modification or waiver of any provision of this Agreement, any Term Loan Note or any other instrument or agreement required hereunder, and no consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the parties hereto, and then in each such event such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on the Borrower in any case shall, of itself, entitle the Borrower to any other or further notice or demand in similar or other circumstances.

(d)    The terms and provisions of this Agreement and each Term Loan Note shall be binding upon, and the benefits thereof shall inure to, the parties hereto and their respective successors and assigns; provided, however, that the Borrower shall not assign any interest in this Agreement, any Term Loan Note, any Term Loan or any of the Borrower's rights, duties or obligations hereunder or thereunder without the prior written consent of the Lender. The Lender may assign, pledge or otherwise transfer any or all of its interests, rights, and/or obligations in, or arising under this Agreement, any Term Loan Note or any Term Loan and may grant or assign to any person any participation interest in this Agreement, any Term Loan Note or any Term Loan, with consent from the Borrower, which consent shall not be unreasonably withheld; provided that no such consent is required (i) if an Event of Default exists and is continuing; or (ii) in the case of an assignment to an Affiliate of the Lender; provided further that the Lender shall ensure that each such participant or assignee or successor thereto shall provide the Borrower written evidence, reasonably acceptable to the Borrower, that payments made by the Borrower to any such participant or assignee or successor in respect of a Term Loan shall not be subject to any of the Taxes referred to in Section 7(c), and that any such participant or assignee or successor shall be deemed to agree to this provision.

(e)    No delay or omission to exercise any right, power, or remedy accruing to the Lender upon any breach or default of the Borrower under this Agreement or any instrument or agreement required hereunder shall impair any such right, power, or remedy of the Lender, nor shall it be considered to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; and no waiver by the Lender of any single breach or default shall be deemed a waiver of any other breach or default theretofore and thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of the Lender of any breach or default under this Agreement or any Term Loan Note or any waiver on the part of the Lender of any provision or condition of this Agreement or any Term Loan Note must be in writing specifically set forth. No remedy herein conferred upon the Lender is intended to be exclusive of any other remedy and each and every such remedy either under this Agreement, any Term Loan Note or by law or otherwise afforded to the Lender, shall be cumulative and not alternative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

(f)    Nothing in this Agreement shall be deemed a waiver or prohibition of the Lender's rights of banker's lien.

(g)    This Agreement may be executed in any number of counterparts and on separate counterparts, each of which shall be deemed to be an original and but all of which taken together shall constitute one and the same Agreement.

(h)    The Borrower recognizes that the Lender or any subsequent holder of the Term Loan Note may grant or assign a participation interest in the Term Loan and the Term Loan Note upon such terms and conditions as the Lender may determine subject to Section 17(d).

(i)    The Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower and its direct and indirect beneficial owners, which information includes the name and address of the Borrower and other information that will allow the Lender to identify the Borrower and its direct and indirect beneficial owners in accordance with the Act. The Borrower shall provide such information promptly upon the request of the Lender.

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IN WITNESS WHEREOF, the Borrower and the Lender, acting through their duly authorized representatives, have caused this Agreement to be duly executed in duplicate counterparts in the English language and signed in their respective names the day and year first above written.

MUFG AMERICAS HOLDINGS CORPORATION

By:	/s/ Johannes Worsoe
Name: Johannes Worsoe Title: Chief Financial Officer Date: December 6, 2018

MUFG BANK, LTD.,
as Lender

By:	/s/ Hideaki Takase
Hideaki Takase Managing Director, Head of Corporate Planning Division Date: December 5, 2018

ACKNOWLEDGED AND AGREED SOLELY WITH RESPECT TO APPROVING THE ISSUANCE OF ANY CONVERSION SHARES PURSUANT TO SECTION 6 OF THIS AGREEMENT:

MUFG BANK, LTD.,
as Majority Stockholder of MUFG Americas Holdings Corporation

By:	/s/ Hideaki Takase
Hideaki Takase Managing Director, Head of Corporate Planning Division Date: December 5, 2018

Exhibit A to
Master Internal Total Loss Absorbing Capacity Loan Agreement

FORM OF TERM LOAN PROMISSORY NOTE

New York, New York
[DATE]

[Principal Amount of Loan] Internal Total Loss Absorbing Capacity Loan

Under the Master Internal Total Loss Absorbing Capacity Loan Agreement dated [●]

This Term Loan Note is issued pursuant to, and evidences a specific Term Loan made under, the terms of that certain Master Internal Total Loss Absorbing Capacity Loan Agreement dated as of [●] between the Borrower and the Lender, as the same may be amended from time to time (the “Agreement”). Capitalized, defined terms not defined herein shall have the meanings ascribed to them in the Agreement. The holder hereof is entitled to the full benefit of all of the provisions thereof including, without limitation, the provisions for acceleration and maturity of the Term Loan given an Event of Default.

Notwithstanding the foregoing, any principal of or interest on the Term Loan which is unpaid when due (whether by acceleration or otherwise) shall bear interest from the date of default to the date of actual payment (before as well as after judgment) at the Post-Default Rate. In any event the rate of interest under this Note shall not at any time exceed the Maximum Permissible Rate.

Principal Amount: [●]

Disbursement Date: [●]

Term Loan Maturity Date: [●]

Interest Payment Date(s): [●] and [●] in each year, commencing on [●]

Interest Rate: [●]

Conversion Rate: [●]

Currency: [●]

The Borrower shall pay interest from the Disbursement Date on the unpaid principal amount outstanding hereunder from time to time in like money at the per annum rates set forth above. Interest accrued hereon shall be payable on each respective Interest Payment Date set forth above. Interest shall be computed on the basis of a year of three hundred sixty (360) days and the actual number of days elapsed. In any event the rate of interest under this Term Loan Note shall not at any time exceed the Maximum Permissible Rate. If any interest rate defined in this note, including but not limited to LIBOR, ceases to be available for any reason, then upon notification by the Lender to Borrower said interest rate shall be replaced by the rate then offered by the Lender, which, as agreed upon by the Lender and the Borrower, most closely approximates the unavailable rate.

Exhibit A to
Master Internal Total Loss Absorbing Capacity Loan Agreement

Prepayment: The Borrower may prepay a Term Loan in whole or in part, on the Interest Payment Date falling 24 months prior to such Term Loan’s Term Loan Maturity Date [and each Interest Payment Date thereafter], provided the conditions in Section 5 of the Agreement are met.

Both principal and interest shall be payable in Dollars or any other currency acceptable to the parties in immediately available funds to the Lender at 7-1, Marunouchi 2-chome Chiyoda-ku, Tokyo 100-8388, Japan 20, or at such other branch or office as the Lender may designate in writing. Except as otherwise provided in the Agreement, all amounts payable in respect of this Note shall be paid free and clear of any set-off, counterclaim or other deduction or withholding and free and clear of all taxes, duties and imposts (including withholding or retention taxes) which may be levied by any country or any political subdivision thereof, except such as are levied by the United States of America or the State or City of New York or any political subdivision or entity thereof and are measured by the income of the Lender.

Presentment, demand, protest, notice of dishonor and other notice of any kind are hereby expressly waived.

This Term Loan Note is deemed to be a contract under the laws of the State of New York, and for all purposes shall be governed by, and construed in accordance with, the internal laws of said jurisdiction without regard to conflicts of law principles.

IN WITNESS WHEREOF, the undersigned corporation has caused this Term Loan Note to be duly executed and delivered on its behalf on the date first above written.

MUFG AMERICAS HOLDINGS CORPORATION By:______________________________ Name: Title: Date: _____________________________	MUFG BANK, LTD. By:__________________________ Name: Hideaki Takase Title: Managing Director, Head of Corporate Planning Division Date:_____________________________